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Exhibit 3.1

June 19, 2013

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Re:                  Smart Trust, Dynamic Sector Income Trust, Series 6

Ladies and Gentlemen:

We have served as counsel for Smart Trust, Dynamic Sector Income Trust, Series 6 (the “Fund”), in connection with the preparation, execution and delivery of a trust agreement dated June 19, 2013 (the “Indenture”) among Hennion & Walsh, Inc., as depositor (the “Depositor”), Hennion & Walsh Asset Management, Inc., as supervisor and The Bank of New York Mellon, as trustee (the “Trustee”), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedule to the Indenture with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the “Units”) of fractional undivided interest in and ownership of the trust of the Fund (the “Trust”), created under said Indenture.

In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

1. The execution and delivery of the Indenture and the execution and issuance of the Units in the Trust have been duly authorized; and

2. The Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of such Trust and the Depositor and such Units, when issued and delivered in accordance with the Indenture against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-187840) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

Very truly yours,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP

SRA/mdd